THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. INQUIRIES CONCERNING THE INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO CHAMPION ROAD MACHINERY LIMITED TO THE ATTENTION OF SCOTT E. HALL, VICE-PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER AT (519) 884-6000.

                                     [LOGO]

                        CHAMPION ROAD MACHINERY LIMITED

                              DIRECTORS' CIRCULAR

         RELATING TO THE OFFER BY VCE ACQUISITION INC., A SUBSIDIARY OF
                       VOLVO CONSTRUCTION EQUIPMENT N.V.
                         TO PURCHASE ALL OF THE COMMON
                                   SHARES OF
                        CHAMPION ROAD MACHINERY LIMITED

                                 RECOMMENDATION
                       THE BOARD OF DIRECTORS UNANIMOUSLY
                    RECOMMENDS THAT HOLDERS OF COMMON SHARES
                                ACCEPT THE OFFER

                               February 24, 1997

                        CHAMPION ROAD MACHINERY LIMITED
                               160 MAITLAND ROAD
                               GODERICH, ONTARIO
                                    N7A 3Y6

                              DIRECTORS' CIRCULAR

    This Directors' Circular is issued by the Board of Directors (the "Board") of Champion Road Machinery Limited (the "Company" or "Champion") in connection with the offer (the "Offer") made February 24, 1997 by VCE Acquisition Inc. (the "Offeror"), a direct wholly-owned subsidiary of Volvo Construction Equipment Corporation N.V. ("Volvo Construction Equipment"), to purchase for cash all of the outstanding common shares of the Company (including common shares of the Company issuable upon exercise of outstanding stock options) (collectively the "Shares") upon the terms and conditions set forth in the Offer and accompanying circular (the "Offering Circular") of the Offeror dated February 24, 1997. The Offering Circular indicates that the Offer price is $15.00 per Share (the "Offer Price").

    The terms and conditions of the Offer, the method of acceptance of the Offer and other information relating to the Offer, the Company, Volvo Construction Equipment and the Offeror are set out in the Offer and the Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery which accompany the Offer.

    All currency amounts in this document are expressed in Canadian dollars unless otherwise indicated.

                          RECOMMENDATION OF THE BOARD

    The Board has considered the Offer and reviewed it with ScotiaMcLeod Inc., its financial advisor. The Board is of the view that the Offer is fair to the shareholders of the Company.

      THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER.

                    REASONS FOR RECOMMENDATION OF THE BOARD

    After considering the Offer and other matters it considered relevant, the Board unanimously resolved to recommend to the holders of the Shares that they accept the Offer.

    In arriving at that conclusion, the Board relied upon and considered, among other things, the following:

    1. the Offer Price represents a premium of $6.60 or approximately 78.3% over the average closing price of the Shares reported on The Toronto Stock Exchange for the 20 trading days ended February 18, 1997, the last full trading day prior to the cessation of trading in the Shares pending the public announcement of the Offer;

    2. the Fairness Opinion of ScotiaMcLeod Inc. described below and a copy of which is attached hereto as Appendix A, to the effect that as of the date of the Fairness Opinion the Offer is fair, from a financial point of view, to the Company's shareholders;

    3. the fact that holders of Shares aggregating 34.3% of the outstanding Shares on a fully diluted basis have agreed with Volvo Construction Equipment to tender all of such Shares under the Offer;

    4.  that the Offer is for all the Shares;

    5. the financial condition, results of operations, business and prospects of the Company;

    6. information regarding the industry in which the Company operates and the financial, operating and stock price history of the Company in comparison to selected comparable companies including certain of the Company's competitors;

    7.  consideration of other possible acquirors of the Company;

    8. that the Acquisition Agreement described under "Agreements with Volvo Construction Equipment" is structured to permit the Company, upon determination of the Board that such action would further the best interests of the shareholders of the Company, to respond to any unsolicited written Transaction Proposal (as hereinafter defined) at a price exceeding $15.00 per Share and to furnish information to and negotiate with any such party;

    9. the terms and conditions of the Acquisition Agreement, including that Volvo Construction Equipment could, under certain circumstances, be entitled to a termination fee of $5,000,000;

    10. that the Offer is not subject to a financing condition; and

    11. that the Company would have access to Volvo Construction Equipment's technology and componentry, research and development resources and distribution in the markets where Volvo Construction Equipment is strong.

    Shareholders should nevertheless consider the Offer carefully and come to their own decision as to acceptance or rejection of the Offer. Shareholders who are in doubt as to how to respond to the Offer should consult their investment dealer, stockbroker, chartered accountant, lawyer or other professional advisor.

                            BACKGROUND TO THE OFFER

    On January 6 and January 7, 1997, representatives of Volvo Construction Equipment met with representatives of the Company, including Arthur Church and Dennis Vollmershausen, the President and Executive Vice-President of the Company, respectively, to pursue earlier discussions between the parties as to the appointment of Volvo Construction Equipment as the Company's exclusive distributor in Brazil. At the conclusion of these meetings, the possibility of a joint venture arrangement or other distribution agreements between the parties was introduced. In separate discussions, Bengt Ovlinger, the President and Chief Executive Officer of Volvo Construction Equipment, raised with Arthur Church the possibility of Volvo Construction Equipment acquiring Champion. Champion's officers subsequently agreed to visit Volvo Construction Equipment's facilities in Sweden on January 28, 1997.

    William Walsh (Chairman of the Board of Champion), Arthur Church and other representatives of the Company met with representatives of Volvo Construction Equipment in Eskilstuna, Sweden from January 28, 1997 to January 30, 1997 to discuss Volvo Construction Equipment's business and tour certain facilities. A possible acquisition transaction was discussed generally by the parties on January 30, 1997. Sten Langenius, Executive Chairman of Volvo Construction Equipment and Executive Vice-President of AB Volvo (publ) (parent company of Volvo Construction Equipment) and William Walsh pursued the possibility of an acquisition of the Company by Volvo Construction Equipment and discussed Mr. Walsh's initial views as to the pricing of such an acquisition.

    The Company's representatives returned to Canada, and representatives of Volvo Construction Equipment, together with its financial advisors, continued to review publicly available information regarding the business of the Company and to consider a potential acquisition.

    Mr. Langenius continued discussions with Mr. Walsh on February 5 through February 7, 1997 culminating in a general concurrence on a range of prices at which Mr. Walsh might recommend the sale of the Shares controlled by Mr. Walsh, all subject to Volvo Construction Equipment's need to complete a due diligence investigation of the Company, obtain the approval of the Company's Board of Directors and to reach agreement with a significant number of the Company's shareholders to the effect that they would tender their Shares into an offer by Volvo Construction Equipment for all of the Company's outstanding shares.

    It was agreed that Volvo Construction Equipment representatives would travel to Toronto to pursue the discussions between Messrs. Langenius and Walsh. On February 7, 1997, on being advised that Volvo Construction Equipment was seriously considering an offer to acquire all the Shares, the Company retained ScotiaMcLeod Inc. ("ScotiaMcLeod") to act as its financial advisor in connection with the Offer.

    Following discussions between Michael J. Mudler and Haken Jonssen, the Senior Vice-President Finance and Administration and Vice-President and General Counsel of Volvo Construction Equipment, respectively, and representatives of the Company, it was agreed that the Company should, at its regularly scheduled Board meeting to be held February 12, 1997, consider granting Volvo Construction Equipment access to the Company and its books and records for due diligence purposes. At that Board meeting, the Board approved such access and authorized the Company to enter into a confidentiality agreement with Volvo Construction Equipment for such purpose.

    At the February 12, 1997 Board meeting, the Board also ratified and approved the appointment of ScotiaMcLeod as the Company's financial advisor in connection with the Offer. ScotiaMcLeod was retained to provide advice with respect to the Offer and its fairness to holders of Shares. ScotiaMcLeod is familiar with the Company, having provided certain investment banking services to the Company from time to time and acted as co-underwriter of the Company's initial public and secondary offering of common shares in 1994. For its services in connection with the Offer and the Fairness Opinion described below, ScotiaMcLeod will be paid a fee. The fee is not in any way contingent upon the result of the Fairness Opinion or the success of the Offer, and ScotiaMcLeod has no financial interest in the Offer.

    On February 12, 1997, the Company entered into a confidentiality agreement with Volvo Construction Equipment under which Volvo Construction Equipment agreed to keep confidential certain information to be made available to it relating to the Company. Volvo Construction Equipment also agreed not to acquire any common shares of the Company without the approval of the Board, unless the acquisition was pursuant to an offer made to all shareholders or in response to a competing acquisition transaction. Following the execution of the confidentiality agreement, Volvo Construction Equipment representatives continued their due diligence review of the Company.

    The Lock-Up Agreement with certain shareholders of the Company and the Acquisition Agreement between Volvo Construction Equipment and the Company, each of which is described herein under "Agreements with Volvo Construction Equipment", were negotiated during the period from February 10 to February 20, 1997 and were ultimately executed on February 20, 1997. During this period, the parties agreed to the price of $15.00 per Share to be offered by Volvo Construction Equipment, through the Offeror, under the Offer, subject to the approval of the board of directors of AB Volvo (publ) and the Company's Board.

    The Company understands that at a meeting of the board of directors of AB Volvo (publ) held on February 19, 1997, the making of the Offer was approved.

    On February 19, 1997, the Board met and reviewed, with the assistance of their financial and legal advisors, the terms of the Offer. At the meeting, the Board received reports from management and an opinion from ScotiaMcLeod as to the fairness of the Offer (the "Fairness Opinion"). ScotiaMcLeod has stated that in its opinion the Offer is fair, from a financial point of view, to the holders of Shares. A copy of the Fairness Opinion is attached to this Directors' Circular as Appendix A. At the February 19, 1997 Board meeting, the Board unanimously resolved to recommend to the holders of Shares that they accept the Offer. The Board reviewed drafts of the Acquisition Agreement and this Directors' Circular and authorized the execution thereof on behalf of Champion by the directors and officers of the Company. Subsequent to the Board meeting, the Acquisition Agreement and Lock-Up Agreement were executed and public announcements were made by each of Volvo Construction Equipment and the Company as to the Offer and the Board's recommendation in respect thereof.

     SHAREHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE FAIRNESS OPINION IN
                                 ITS ENTIRETY.

                 QUARTERLY DIVIDEND DECLARED FEBRUARY 12, 1997

    On February 12, 1997, the Board approved a quarterly dividend of $0.05 per Share, payable on April 2, 1997 to shareholders of record as of March 12, 1997. The Offer Price will not be reduced by virtue of this quarterly dividend payment.

                  AGREEMENTS WITH VOLVO CONSTRUCTION EQUIPMENT

THE ACQUISITION AGREEMENT

    On February 20, 1997, the Company entered into an agreement with Volvo Construction Equipment (the "Acquisition Agreement") pursuant to which Volvo Construction Equipment agreed to cause the Offeror to make the Offer. The Acquisition Agreement provides that the Offeror will offer to acquire all of the outstanding Shares, including all common shares of the Company that may be outstanding pursuant to the exercise of outstanding stock options under the Company's Stock Option Plan (the "Plan"), at a price of $15.00 per Share.

    Pursuant to the Acquisition Agreement, the Company has agreed:

    (a) to carry on its business in the ordinary course;

    (b) provided that at least a majority of the outstanding Shares on a fully diluted basis are acquired pursuant to the Offer, to use all reasonable efforts to cause the Board and any committees thereof to consist of the number of Volvo Construction Equipment nominees proportionate to the Offeror's percentage voting power in the Company (the "Applicable Percentage);

    (c) to provide to the Purchaser reasonable access to the Company's officers, facilities, books and records for the purpose of resolving any issues which have arisen during the course of Volvo Construction Equipment's diligence investigation;

    (d) not to, and not to authorize or permit any of its officers, directors or employees or any investment banker, financial adviser, lawyer, accountant or other representative retained by it or any of its subsidiaries to, initiate, solicit or encourage any inquiries, submissions or offers as to or in connection with the making of, or provide information to, or respond to any person making, any offer or proposal with respect to a take-over bid, tender offer or exchange offer (other than the Offer), merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets (other than in the ordinary course of business), sale of securities, recapitalization, liquidation, dissolution, winding-up or similar transaction involving the Company or any of its subsidiaries (each, a "Transaction Proposal"); provided, however, that the Board may (i) consider, negotiate, approve or recommend to shareholders, or provide information to a potential acquiror pursuant to, or take any necessary steps to implement any BONA FIDE written Transaction Proposal at a price exceeding $15.00 per Share which the Board determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to all shareholders than the consummation of the Offer, or (ii) take such action as may be required to fulfil its fiduciary or statutory duties; provided further that the Board shall promptly inform Volvo Construction Equipment of the terms and conditions of any such Transaction Proposal and the identity of the person making it; and

    (e) provided that the Offer is not withdrawn or allowed to expire, other than as a result of the failure to satisfy any of its conditions, and a take-over bid, tender offer or exchange offer (other than the Offer) for at least a majority of the outstanding Shares on a fully diluted basis, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets (other than in the ordinary course of business), sale of securities, recapitalization, liquidation, dissolution, winding-up, or similar transaction involving the Company or any of its subsidiaries is announced, commenced or made at any time prior to 90 days after the date of mailing of the Offer and is thereafter completed, to pay Volvo Construction Equipment forthwith upon completion of any such transaction a fee of $5,000,000.

    The Acquisition Agreement terminates automatically when Volvo Construction Equipment nominees representing the Applicable Percentage are first elected to the Board and may be terminated prior to such time: (i) by the Company or Volvo Construction Equipment, if any court of competent jurisdiction or other governmental body located or having jurisdiction within Canada or the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action is or shall have become final and non-appealable; (ii) by the Company, if the Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before the earlier of (a) May 26, 1997; and (b) 90 days after the date of mailing of the Offer; or (iii) by Volvo Construction Equipment, if (a) the Offer has been terminated, withdrawn or otherwise expires in accordance with its terms, (b) there is a material breach of any representation or warranty of the Company in the Acquisition Agreement or a breach of any covenant of the Company in the Acquisition Agreement which, in either case, is or could reasonably be expected to result in or represent a material adverse effect or material adverse change individually or in the aggregate on the business, affairs, operations, assets, capitalization, financial condition, rights, results of operations or liabilities, whether contractual or otherwise, of the Company and its subsidiaries considered as a whole, or (c) the Board shall have withdrawn or modified its approval or recommendation of the Offer or shall have approved or recommended another Transaction Proposal.

THE LOCK-UP AGREEMENT

    Each of the Walsh Family 1989 Trust, the Ferris Family 1987 Trust, the Leach Family 1980 Trust, Arthur F. Church, the O'Brien Family Limited Partnership, the
R. O'Brien & Mary Ann O'Brien Revocable Trust dated 7/24/84, Dennis W. Vollmershausen, 3018202 Canada Inc., Allen & Company Incorporated, Harold M. Wit and Caxton International Limited (collectively, the "Depositing Shareholders"), holding in aggregate 3,805,048 Shares and in aggregate 148,000 options to purchase Shares, totalling in aggregate 34.3% of the outstanding Shares on a fully diluted basis, has agreed, pursuant to a Lock-Up Agreement dated February 20, 1997 between the Depositing Shareholders and Volvo Construction Equipment (the "Lock-Up Agreement"), to deposit all Shares (including any Shares that may be outstanding pursuant to the exercise of outstanding options under the Plan) beneficially owned by each of them under the Offer within three business days after the date of the Offer. Such Shares will remain on deposit until they are taken up and paid for by the Offeror pursuant to the Offer or until the Lock-Up Agreement is terminated.

    Any Depositing Shareholder, when not in default in performance of its obligations under the Lock-Up Agreement, may terminate its obligations under the Lock-Up Agreement if (i) the Acquisition Agreement is terminated by the Company or Volvo Construction Equipment by reason of any court of competent jurisdiction or other governmental body located or having jurisdiction within Canada or the United States having issued a final order, decree or ruling or having taken any other final action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action having become final and non-appealable, or (ii) if the Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before the earlier of
(a) May 26, 1997 and (b) 90 days after the date of mailing of the Offer.

    Pursuant to the Lock-up Agreement, each Depositing Shareholder has agreed:

    (a) not to sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey, directly or indirectly, its Shares to any person, or agree to any of the foregoing;

    (b) not to grant or agree to grant any proxy or other right to vote in respect of its Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote its Shares, in each case, other than pursuant to the Offer in accordance with the terms of the Lock-up Agreement;

    (c) not to initiate, solicit or encourage any inquiries, submissions or offers as to or in connection with the making of, or provide information to, or respond to any person making, any offer or proposal with respect to (i) any Transaction Proposal, or (ii) any acquisition of any of its Shares (an "Acquisition Proposal"), provided that nothing in the Lock-up Agreement shall (a) prohibit the Board from considering, negotiating, approving or recommending to shareholders, or providing information to a potential acquiror pursuant to, any BONA FIDE written Transaction Proposal at a price exceeding $15.00 per Share which the Board determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to all shareholders than the consummation of the Offer, or (b) require the Depositing Shareholder, if a director of the Company, to act in his capacity as such a director other than in accordance with his fiduciary or statutory duties as a director of the Company; and

    (d) to notify Volvo Construction Equipment and the Offeror within 24 hours of becoming aware of and being provided with any written enquiry with regard to a possible Transaction Proposal or a possible Acquisition Proposal and inform the Offeror of the identity of the person making such written enquiry and the material terms known to the Depositing Shareholder at that time regarding such possible prosposal.

                              BOARD OF THE COMPANY

    The members of the Board of Champion are William D. Walsh, Robert A. Ferris, Arthur F. Church, J. Frank Leach, Richard W. LeVan, Ronald A. McKinlay, Raymond
F. O'Brien, David J. Sharpless and Dennis W. Vollmershausen.

           OWNERSHIP OF SHARES OF CHAMPION BY DIRECTORS AND OFFICERS

    The following table sets forth the number and percentage of Shares of the Company (excluding stock options) owned, or over which control or direction is exercised, by each director and senior officer of the Company and by each associate thereof. The number of Shares (excluding those issuable upon the exercise of outstanding stock options) owned by the following directors and officers of the Company aggregates 2,777,592 representing approximately 24.9% of the outstanding Shares on an undiluted basis. No securities of the Company are owned, directly or indirectly, or controlled by any person acting jointly or in concert with the Company.

                                                                                       NUMBER AND PERCENTAGE OF SHARES
                                                                                       OWNED OR OVER WHICH CONTROL OR
DIRECTORS                                  POSITION WITH THE COMPANY                       DIRECTION IS EXERCISED
-----------------------------------------  ------------------------------------------  -------------------------------
William D. Walsh(1)......................  Chairman of the Board                        1,235,629                11.1%
Robert A. Ferris(2)......................  Secretary and Director                         522,006                 4.7%
Arthur F. Church(3)......................  President, Chief Executive Officer and         510,622                 4.6%
                                           Director
  Colleen Church.........................  (Associate of Arthur F. Church)                 76,140          LESS THAN1%
J. Frank Leach(4)........................  Director                                       103,807          LESS THAN1%
Richard W. LeVan.........................  Director                                           Nil           -
Ronald A. McKinlay.......................  Director                                         6,091          LESS THAN1%
Raymond F. O'Brien(5)....................  Director                                        43,068          LESS THAN1%
David J. Sharpless.......................  Director                                           Nil           -
  Barbara Sharpless......................  (Associate of David J. Sharpless)                1,500          LESS THAN1%
Dennis W. Vollmershausen(6)..............  Executive Vice-President and Director          190,351                 1.7%

SENIOR OFFICERS
-----------------------------------------
Scott E. Hall............................  Vice-President, Finance and Chief                2,586          LESS THAN1%
                                           Financial Officer
  Mary Lazarevich........................  (Associate of Scott E. Hall)                    10,300          LESS THAN1%
William J. Legge.........................  Vice-President, Operations                       1,300          LESS THAN1%
                                           Motor Grader Division
Kalvin A. Majeskie.......................  Vice-President and General Manager Pro-Pav         Nil           -
                                           Division
Wayne D. Mason...........................  Vice-President and General Manager              69,627          LESS THAN1%
                                           Champion Road Machinery Sales Ltd.
David R. Million.........................  Vice-President and General Manager              35,225          LESS THAN1%
                                           Cambridge Division
Paul T. Perras...........................  Vice-President, Manufacturing Cambridge          6,140          LESS THAN1%
                                           Division
David A. Ross............................  Vice-President, Engineering                     51,140          LESS THAN1%
                                           Motor Grader Division

------------------------------

(1) Mr. Walsh exercises control or direction over the Walsh Family 1989 Trust, a party to the Lock-Up Agreement.

(2) Mr. Ferris exercises control or direction over the Ferris Family 1987 Trust, a party to the Lock-Up Agreement.

(3) Mr. Church is a party to the Lock-Up Agreement.

(4) Mr. Leach exercises control or direction over the Leach Family 1980 Trust, a party to the Lock-Up Agreement.

(5) Mr. O'Brien exercises control or direction over the O'Brien Family Limited Partnership and the R. O'Brien & Mary Ann O'Brien Revocable Trust dated 7/24/84, both of which are parties to the Lock-Up Agreement.

(6) Mr. Vollmershausen exercises control or direction over 3018202 Canada Inc. Both Mr. Vollmershausen and 3018202 Canada Inc. are parties to the Lock-Up Agreement.

    To the knowledge of the Board, no director or officer of the Company intends to purchase Shares during the period of time that the Offer remains open.

                 PRINCIPAL HOLDERS OF SECURITIES OF THE COMPANY

    To the knowledge of the Board, after reasonable inquiry, no person or company beneficially owns or exercises control or direction over or holds more than 10% of the Shares on an undiluted basis, other than as set forth below:

                                                                                 NUMBER OF SHARES
                                                                               OWNED OR OVER WHICH
                                                                               CONTROL OR DIRECTION    PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER OF COMMON SHARES                              IS EXERCISED      OUTSTANDING SHARES
-----------------------------------------------------------------------------  --------------------  ------------------
Walsh Family 1989 Trust......................................................         1,235,629               11.1%
Caisse de Depot et placement du Quebec.......................................         1,126,000               10.1%

                              ACCEPTANCE OF OFFER

    Certain members of the Board and certain of their associates have agreed to deposit, in aggregate, 2,744,783 Shares owned by them or over which they exercise control or direction under the Offer. See "Agreements with Volvo Construction Equipment -- The Lock-Up Agreement".

    In addition, to the knowledge of the Board, each of the other directors and senior officers of Champion and their respective associates who own Shares intend to deposit under the Offer all Shares owned by such person, and, to the knowledge of the Board, each director and senior officer who holds options to purchase Shares under the Plan intends to exercise all options held by such person to acquire Shares and thereafter deposit to the Offer all Shares so owned.

                    PRICE RANGE AND TRADING VOLUME OF SHARES

    The Shares are listed and posted for trading in Canada under the symbol "CHN" on The Toronto Stock Exchange (the "TSE") and the Montreal Exchange (the "ME"). The Shares also trade in the United States in the over-the-counter market and prices are quoted on the National Association of Securities Dealers Automated Quotation National Market System (the "Nasdaq-NMS") under the symbol "CRMLF". The approximate volume of trading and price ranges of the Shares on each of the TSE, the ME and the Nasdaq-NMS, according to published sources, are set forth in the following table for the periods indicated:

                                               TSE                               ME
                                 -------------------------------   -------------------------------
                                                         TRADING                           TRADING
                                  HIGH    LOW    CLOSE   VOLUME     HIGH    LOW    CLOSE   VOLUME
                                   $       $       $     (100'S)     $       $       $     (100'S)
                                 ------  ------  ------  -------   ------  ------  ------  -------
1995
  1st Quarter..................  11.625  10.125  11.000   1,295    11.625  10.125  11.125     781
  2nd Quarter..................  13.625  10.750  13.500   5,795    13.750  11.000  13.500   1,008
  3rd Quarter..................  14.000  12.375  13.000   1,910    14.000  12.375  13.000   2,886
  4th Quarter..................  13.500   9.000   9.375   6,115    13.500   8.500   9.125   3,961

1996
  1st Quarter..................  11.250   8.875  10.375   5,798    11.250   8.750  10.375   1,270
  2nd Quarter..................  10.500   8.800   8.800   4,879    10.500   8.850   8.850   4,375
  July.........................   9.000   7.150   8.100   2,974     8.850   7.250   7.900   2,093
  August.......................   8.200   7.000   8.000     856     8.050   7.000   7.800   1,232
  September....................   8.750   7.550   8.750   4,726     9.750   7.600   8.750     449
  October......................   9.000   8.000   8.150   1,674     8.950   8.000   8.200   1,627
  November.....................   8.900   8.250   8.500   1,024     8.900   8.300   8.400     102
  December.....................   9.500   7.000   8.100   3,160     9.300   7.100   8.100   1,445

1997
  January......................   8.950   7.450   8.250   1,099     8.650   7.300   8.100     491
  February (to Feb. 21)........  14.800   8.100  14.750   9,914    14.900   8.150  14.750     923

                                      NASDAQ - NMS (U.S.$)
                                 ------------------------------
                                                        TRADING
                                  HIGH    LOW   CLOSE   VOLUME
                                   $       $      $     (100'S)
                                 ------  -----  ------  -------
1995
  1st Quarter..................    --     --      --      --
  2nd Quarter..................   9.750  9.750   9.750   9,557(1)
  3rd Quarter..................  10.500  9.250  10.000   2,618
  4th Quarter..................   9.938  5.750   6.750   5,830
1996
  1st Quarter..................   8.125  6.375   7.688   2,562
  2nd Quarter..................   8.000  6.250   6.453   3,649
  July.........................   6.391  5.234   5.922     416
  August.......................   5.875  5.125   5.875     877
  September....................   6.250  5.469   6.000     358
  October......................   6.266  6.000   6.000      16
  November.....................   6.594  6.250   6.594      21
  December.....................   6.875  5.125   6.000   1,329
1997
  January......................   6.750  5.375   6.125     794
  February (to Feb. 21)........  11.250  6.000  10.750   2,292

------------------------------

(1) The Shares commenced trading on the Nasdaq-NMS on June 21, 1995.

    On February 18, 1997, the last full trading day prior to the public announcement of the Offer on February 20, 1997, the closing price of the Shares was $9.15 on the TSE and $9.20 on the ME and the last reported sale price on the Nasdaq-NMS was U.S.$6.67.

                        TRADING IN SHARES OF THE COMPANY

    During the six months preceding the date hereof, none of the Company, the directors or senior officers of the Company or, to the knowledge of the Board, after reasonable inquiry, any associates of the directors or senior officers of the Company, any person or company who beneficially owns, exercises control or direction over or holds more than 10% of the Shares (except that no representation is made or knowledge expressed with respect to Caisse de Depot et placement du Quebec) or any person or company acting jointly or in concert with the Company, has traded any securities of the Company except for the trades indicated below:

                                                                      NATURE OF                   SHARES    PRICE RANGE PER
NAME                                                                    TRADE     DATE OF TRADE   TRADED         SHARE
-------------------------------------------------------------------  -----------  -------------  ---------  ---------------
Scott E. Hall......................................................        sold     Sept. 9/96       1,000   $        7.70
Scott E. Hall......................................................        sold    Sept. 10/96      23,000       7.55-7.62
William G. Legge...................................................      bought     Aug. 16/96       1,300            7.40
Paul T. Perras.....................................................        sold    Sept. 26/96       1,000            8.65
Paul T. Perras.....................................................        sold    Sept. 27/96      14,000       8.00-8.30
Mary Lazarevich(1).................................................      bought     Jan. 21/97       3,300            8.90
Mary Lazarevich(1).................................................      bought     Jan. 22/97       3,300            8.95
Mary Lazarevich(1).................................................      bought     Jan. 27/97       3,700            8.50

------------------------------

(1) Associate of Scott E. Hall

    During the two year period preceding the date hereof, the Company did not issue any Shares or any securities convertible into Shares to its directors or senior officers except for grants of options under the Plan as set forth below:

                                                         OPTIONS GRANTED DURING THE YEAR   OPTIONS GRANTED DURING THE YEAR
                                                             ENDED DECEMBER 31, 1995           ENDED DECEMBER 31, 1996
                                                         --------------------------------  --------------------------------
                                                          COMMON SHARES                     COMMON SHARES
                                                          UNDER OPTIONS                     UNDER OPTIONS
                                                             GRANTED      EXERCISE PRICE       GRANTED      EXERCISE PRICE
NAME                                                         (#)(1)             ($)            (#)(1)             ($)
-------------------------------------------------------  ---------------  ---------------  ---------------  ---------------
W. Walsh...............................................         1,000            11.50            1,000            10.00
R. Ferris..............................................         1,000            11.50            1,000            10.00
A. Church..............................................        15,000            11.50           15,000            10.00
F. Leach...............................................         1,000            11.50            1,000            10.00
R. McKinlay............................................         1,000            11.50            1,000            10.00
R. O'Brien.............................................         1,000            11.50            1,000            10.00
D. Sharpless...........................................         1,000            11.50            1,000            10.00
D. Vollmershausen......................................         1,000            11.50          100,000             7.60
                                                                                                  1,000            10.00
S. Hall................................................         7,000            11.50            7,000            10.00
W. Legge...............................................        10,000            11.00            6,000            10.00
K. Majeski.............................................             0           --               10,000             9.25
W. Mason...............................................         5,000            11.50            6,000            10.00
D. Million.............................................         2,500            11.50            2,500            10.00
                                                                                                  7,500             7.74
P. Perras..............................................         6,000            11.50            6,000            10.00
D. Ross................................................         6,000            11.50            6,000            10.00

------------------------------

(1) All options granted under the Plan vest one-fifth per year on each anniversary of the date of grant. Subject to the receipt of required regulatory approvals, it is anticipated that the vesting of all outstanding options to acquire Shares will be accelerated to facilitate the exercise thereof and the tendering into the Offer of the Shares issuable upon such exercise or other arrangements satisfactory to the Offeror will be implemented to satisfy the conditions of the Offer respecting outstanding options.

            OWNERSHIP OF SECURITIES OF VOLVO CONSTRUCTION EQUIPMENT

    None of the Company, the directors or senior officers of the Company, any associates of the directors or senior officers of the Company or, to the knowledge of the Board, after reasonable inquiry, any person or company beneficially owning, exercising control or direction over or holding more than 10% of any Shares of the Company (except that no representation is made or knowledge expressed with respect to Caisse de Depot et placement du Quebec) or any person or company acting jointly or in concert with the Company, owns or exercises control or direction over any securities of Volvo Construction Equipment or the Offeror.

             RELATIONSHIP BETWEEN VOLVO CONSTRUCTION EQUIPMENT AND
                THE DIRECTORS AND SENIOR OFFICERS OF THE COMPANY

    None of the directors or senior officers of the Company are directors or senior officers of Volvo Construction Equipment or any subsidiary of Volvo Construction Equipment, including the Offeror. There are no arrangements or agreements made or currently proposed to be made between Volvo Construction Equipment or the Offeror and any of the directors or senior officers of the Company, including arrangements or agreements with respect to compensation for loss of office or as to their remaining in or retiring from office, if the Offer is consummated.

         AGREEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS AND OFFICERS

    Except as described below, there are no arrangements or agreements made or currently proposed to be made between the Company and any of the directors or senior officers of the Company, including arrangements or agreements with respect to compensation for loss of office or as to their remaining in or retiring from office, if the Offer is consummated. Except as described below, there are no service contracts of directors and officers of the Company or any of its affiliates with more than a 12 month period remaining.

    Pursuant to a management services contract (the "Management Services Agreement") with Sequoia Associates ("Sequoia"), Messrs. Walsh and Ferris, two directors of the Company, provide on behalf of Sequoia, certain management, advisory and consulting services to the Company relating to corporate strategy and operations, financings, acquisitions and investor and lender relations. For its services, Sequoia receives an annual fee of U.S. $250,000 and is reimbursed for certain expenses. The Management Services Agreement expires on December 31, 1998. The Company and Sequoia have agreed with Volvo Construction Equipment pursuant to an agreement dated February 20, 1997, that the Management Services Agreement shall terminate three months after the date that the Offeror takes up and pays for a majority of the Shares. Upon such termination, no further amounts shall be payable under the Management Services Agreement.

                              FINANCIAL STATEMENTS

    Set out in Appendix B are the consolidated balance sheets of the Company as at December 31, 1996 and December 31, 1995 and the consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1996, together with the notes thereto and the report thereon dated January 24, 1997 of Price Waterhouse, Chartered Accountants, the auditors of the Company.

                                STATUTORY RIGHTS

    Securities legislation in certain of the provinces and territories of Canada provides holders of the Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of the Shares. However, such rights must be exercised within prescribed time limits. Holders of the Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                      APPROVAL OF THE DIRECTORS' CIRCULAR

    The contents of this Directors' Circular have been approved, and the delivery of this Directors' Circular has been authorized, by the Board of Directors of the Company.

                                    CONSENTS

To: The Board of Directors of Champion Road Machinery Limited

    We hereby consent to the discussion of and to all references to our Fairness Opinion dated February 24, 1997 in the Directors' Circular of Champion Road Machinery Limited dated February 24, 1997 and we consent to the inclusion of such Fairness Opinion as Appendix A to that Directors' Circular.

                                                       [SIGNATURE]

Toronto, Ontario                                               SCOTIAMCLEOD INC.

February 24, 1997

To: The Board of Directors of Champion Road Machinery Limited

    We hereby consent to the reference to our report dated January 24, 1997 under the heading "Financial Statements" in the Directors' Circular of Champion Road Machinery Limited dated February 24, 1997 and we consent to the inclusion of our auditors' report as part of Appendix B to that Directors' Circular.

                                                            [SIGNATURE]

London, Ontario                                                 PRICE WATERHOUSE

February 24, 1997                                          Chartered Accountants

                                  CERTIFICATE

Dated: February 24, 1997

    The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made. The forgoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the SECURITIES ACT (Quebec).

                      On behalf of the Board of Directors

                       [SIGNATURE]                                 [SIGNATURE]
               ARTHUR F. CHURCH                             DENNIS W. VOLLMERSHAUSEN
                   Director                                         Director

                                   APPENDIX A


                                  [LETTERHEAD]



February 24, 1997

The Board of Directors of
Champion Road Machinery Limited
180 Columbia St. W., Suite 2204
Waterloo, Ontario
N2L 3L3


Dear Sirs:

We understand that Volvo Construction Equipment N.V. ("Volvo") proposes to make an offer (the "Offer"), directly or indirectly, to acquire all of the outstanding common shares (the "Common Shares") of Champion Road Machinery Limited ("Champion" or the "Company") at a price of $15.00 cash per share. The terms of the Offer are more fully described in the Offer to Purchase and Circular, dated February 24, 1997 to be mailed to holders of Common Shares in connection with the Offer.

We further understand that, pursuant to an agreement dated February 20, 1997 (the "Lockup Agreement"), the Walsh Family 1989 Trust, the Ferris Family 1987 Trust, certain members of senior management and certain other shareholders of Champion (the "Selling Shareholders") have agreed to deposit all of the approximately 4.0 million Common Shares owned by them or under option (approximately 34% of the Company's Common Shares on a fully diluted basis) under the Offer.

SCOTIAMCLEOD'S ENGAGEMENT

On February 7, 1997, the board of directors of Champion (the "Board") retained ScotiaMcLeod Inc. ("ScotiaMcLeod") as its financial advisor to provide an opinion (the "Opinion") to the Board as to the fairness, from a financial point of view, of the Offer to the holders of the Common Shares.

We have not been asked to prepare, and have not prepared, a formal valuation of Champion or any of its material assets, and the Opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances.

SCOTIAMCLEOD'S CREDENTIALS

ScotiaMcLeod is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. ScotiaMcLeod has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing fairness opinions.

The Opinion expressed herein is the opinion of ScotiaMcLeod as a firm. The form and content of the Opinion have been approved for release by a committee of directors and other professionals of ScotiaMcLeod, all of whom are experienced in mergers and acquisitions and valuation matters.

SCOTIAMCLEOD'S INDEPENDENCE

ScotiaMcLeod believes that it is independent of Volvo and Champion, as determined in accordance with Ontario Securities Commission Policy Statement No.
9.1. ScotiaMcLeod is not an insider, associate or affiliate (as such terms are defined in the SECURITIES ACT (Ontario)) of Volvo or Champion, and neither ScotiaMcLeod nor any of its affiliates acts as a financial advisor

The Board of Directors of
Champion Road Machinery Limited
February 20, 1997
Page 2


to Volvo in respect of the Offer. During the past 24 months neither ScotiaMcLeod nor any of its affiliates has acted as a lead or co-lead underwriter of a distribution of securities of Volvo or Champion. Neither ScotiaMcLeod nor any of its affiliates is a lead or co-lead lender or manager of a lending syndicate in respect of the Offer, or a manager or co-manager of a soliciting dealer group formed in respect of the Offer.

ScotiaMcLeod acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and as such has had and may have positions in the securities of Champion or Volvo from time to time and may have executed or may execute transactions on behalf of Champion or Volvo or on behalf of other clients for which it receives compensation. As an investment dealer, ScotiaMcLeod conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including the Offer.

SCOPE OF REVIEW

In preparing the Opinion, ScotiaMcLeod has reviewed and relied upon, among other things:

a) The terms of the Offer as set out in a draft of the Offer to Purchase and Circular (the "Circular") of the Offeror to be issued in connection with the Offer;

b) A draft of the directors' circular to be issued in connection with the Offer;

c)   The Lockup Agreement;

d) The Acquisition Agreement between Volvo Construction Equipment N.V. and Champion Road Machinery Limited dated February 20, 1997 (the "Acquisition Agreement");

e) The Confidentiality and Standstill Agreement between Volvo and Champion dated February 12, 1997;

f) The audited consolidated financial statements of Champion for each of the fiscal years in the five year period ended December 31, 1996;

g) Other financial information obtained from management of Champion, including interim management reports for the past three years;

h) Management prepared forecasts of the future financial and operating performance of the Company as contained in the Champion 1997 Profit Plan and the Champion 1997-1999 Operating Plan;

i) Minutes of the meetings of the Board and its committees for the past three years;

j) Tours of the Company's premises and facilities in Goderich, Ontario and Cambridge, Ontario;

k) Auditors' reports to management of Champion for each of the fiscal years ended December 31, 1996, 1995 and 1994;

l)   Tax returns of Champion and its subsidiaries for the past two years;


m) Representations from counsel to the Company regarding certain corporate matters;

n)   Agreements relating to dealer financing programs;

The Board of Directors of
Champion Road Machinery Limited
February 20, 1997
Page 3


o) Discussions with senior management of Champion with respect to the information referred to above, among other things;

p) Representations obtained from senior management of Champion as to matters of fact relevant to our engagement;

q)   Discussions with the accounting and legal advisors of Champion;

r) Relevant stock market and other trading information relating to the Common Shares and the shares of similar companies, including data with respect to the acquisition of other companies similar to Champion; and

s) Such other financial, market, technical and industry information and such other analyses and reports as we considered relevant and appropriate in the circumstances.

ScotiaMcLeod was granted access by Champion to its senior management and was not, to its knowledge, denied any information which it requested.

ASSUMPTIONS AND LIMITATIONS

We have relied, without independent verification, upon all financial and other information that was obtained by us from public sources or that was provided to us by Champion and its affiliates and advisors or otherwise. We have assumed that this information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. Our Opinion is conditional upon such completeness and accuracy. In accordance with the terms of our engagement, but subject to the exercise of our professional judgement, we have not conducted any independent investigation to verify the completeness or accuracy of such information. With respect to the financial forecasts and projections provided to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of Champion as to the matters covered thereby and in rendering our Opinion we express no view as to the reasonableness of such forecasts or projections or the assumptions on which they are based. Senior management of Champion have represented to us in a certificate dated February 19, 1997 that, among other things, the information provided to us relating to Champion and its affiliates was complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such information not misleading. Senior management of Champion has also represented that the forecasts and projections provided to us were reasonably prepared on bases reflecting the best currently available estimates and judgement of management of Champion as to the matters covered thereby using the identified assumptions which are, in the opinion of management of Champion, reasonable in the circumstances.

Our Opinion is based on the securities markets, economic, general business and financial conditions prevailing today and the conditions and prospects, financial and otherwise, of Champion and its affiliates as they were reflected in the information reviewed by us. Any changes therein may affect our Opinion and, although we reserve the right to change or withdraw our Opinion in such event, we disclaim any obligation to advise any person of any such change that may come to our attention or update our Opinion after today.

We have assumed that all conditions precedent to the completion of the Offer can be satisfied in due course, and that all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse condition or qualification.

Our analysis must be considered as a whole. Selecting portions of our analysis and of the factors considered by us, without considering all factors and analyses together, could create a misleading view of the methodologies and approaches underlying our Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description, as doing so could lead to undue emphasis on any particular factor or analysis.

The Board of Directors of
Champion Road Machinery Limited
February 20, 1997
Page 4


FAIRNESS CONSIDERATIONS

The assessment of fairness, from a financial point of view, must be determined in the context of the particular transaction. In assessing the fairness, from a financial point of view, of the Offer to the holders of the Common Shares, ScotiaMcLeod considered a number of matters, the most important of which are summarized below.

PRECEDENT TRANSACTIONS REVIEW

ScotiaMcLeod conducted a search of heavy construction equipment manufacturer acquisitions and identified transactions over the period from 1990 to the present which we considered relevant. Such transactions included, among others:

-    Cascade Corp.'s acquisition of Kenhar Corporation in January, 1997;

-    Ingersoll-Rand Company's acquisition of Clark Equipment Company in May,
     1995;

- AB Volvo's acquisition of the 50% of VME Group N.V. it did not already own in April, 1995; and

- Clark Equipment Company's acquisition of Blaw-Knox Construction Equipment Corporation in May, 1994.

DISCOUNTED CASH FLOW ANALYSIS

The discounted cash flow approach involves discounting, at an appropriate rate, an expected stream of future cash flows, as well as any residual or terminal value beyond the projection period, in order to determine their present value. The DCF approach takes into account the amount, timing and relative certainty of the expected future cash flows to be generated by Champion and requires that assumptions be made regarding future cash flows, discount rates and terminal value. Such assumptions were based on, among other things, our review of management's projections of the future financial and operating performance of the business and such adjustments as we felt were appropriate in the circumstances. The DCF analysis was adjusted for any assets or liabilities not taken into account in the determination of free cash flows and terminal values.

STOCK MARKET TRADING ANALYSIS

The Common Shares are traded on The Toronto Stock Exchange, the Montreal Exchange and the NASDAQ National Market. Prior to the announcement of the Offer on February 20, 1997, the 52 week high closing price of the Common Shares was $11.00 and the 52 week low was $7.00. The Common Shares have never traded above the Offer price of $15.00, and since going public, the stock has generally underperformed the TSE 300 Index, the TSE Fabricating and Engineering Subindex as well as other peer group companies such as Caterpillar Inc., Case Corporation and Deere & Company.

ScotiaMcLeod also conducted a review of stock market trading values of Canadian and U.S. public heavy construction equipment manufacturers. Key trading value parameters examined included enterprise value (after appropriate adjustments for debt, excess cash, off-balance sheet financing and surplus assets) to earnings before interest, taxes, depreciation and amortization ("EBITDA"), enterprise value to earnings before interest and taxes ("EBIT"), price to earnings and price to cash flow on a trailing and prospective basis.

BENEFITS TO VOLVO

We considered potential benefits to Volvo assuming the successful completion of the Offer. Such benefits included expansion of Volvo's product line, strategic fit, expanded distribution opportunities for the Champion product line, purchasing synergies and administrative savings, among others. We incorporated our assessment of these benefits into our assessment of the Common Shares to the extent we felt was appropriate in the circumstances.

The Board of Directors of
Champion Road Machinery Limited
February 20, 1997
Page 5


REVIEW OF PROCESS

We understand that the Company has been dealing with Volvo on an exclusive basis and the terms of the Offer were determined based on negotiations between the Board, Volvo and the Selling Shareholders. We understand that the Board may consider, negotiate, approve or recommend, provide information to a potential acquiror pursuant to, or take any necessary steps to implement any bona fide written Transaction Proposal to acquire at least a majority of the Common Shares at a price exceeding $15.00 per Common Share in accordance with its fiduciary obligations.

PREMIUM TO HISTORIC TRADING PRICES

At $15.00, the Offer represents a 63.9% premium to the February 18, 1997 closing price of $9.15 and a 78.3% premium to the twenty-day average closing price on The Toronto Stock Exchange prior to February 19, 1997. We believe this premium to historic trading prices of the Common Shares is reasonable in the context of the current mergers and acquisitions market in Canada.

PRIOR VALUATIONS

We understand that no prior valuations (as defined for the purposes of Ontario Securities Commission Policy Statement No. 9.1) have been carried out on Champion in the past twenty-four months.

PRIOR OFFERS

We understand that, apart from the Offer, there have been no prior offers for Champion or any of its material assets in the past twenty-four months.

MARKET LIQUIDITY

The Offer provides a level of liquidity to holders of the Common Shares with larger positions in the Common Shares which may not otherwise be available.

FAIRNESS CONCLUSION

Based upon and subject to all of the foregoing, ScotiaMcLeod is of the opinion that the Offer is fair, from a financial point of view, to the holders of the Common Shares.


Yours very truly,

/s/ ScotiaMcLeod, Inc.

ScotiaMcLeod Inc.

                                   APPENDIX B

                                AUDITORS' REPORT

To the Shareholders of Champion Road Machinery Limited

    We have audited the consolidated balance sheets of Champion Road Machinery Limited as at December 31, 1996 and 1995, and the consolidated statements of income and retained earnings and cash flow for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1996 and 1995, and the results of its operations and the changes in its financial position for each of the three years in the period ended December 31, 1996, in accordance with Canadian generally accepted accounting principles.

                      [LOGO]

PRICE WATERHOUSE
Chartered Accountants
January 24, 1997
London, Ontario

                        CHAMPION ROAD MACHINERY LIMITED

                           CONSOLIDATED BALANCE SHEET

                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                                        DECEMBER 31
                                                                                                    --------------------
                                                                                                      1996       1995
                                                                                                    ---------  ---------
ASSETS
Current assets
  Cash............................................................................................  $     483  $  --
  Accounts receivable.............................................................................     16,981     30,775
  Notes receivable................................................................................        178      1,688
  Income taxes recoverable........................................................................      1,682     --
  Inventories (Note 2)............................................................................     41,422     38,009
  Prepaid expenses................................................................................      1,685      1,181
  Deferred income taxes recoverable...............................................................        990     --
                                                                                                    ---------  ---------
                                                                                                       63,421     71,653
Property, plant and equipment (Note 3)............................................................     25,132     15,791
Deferred income taxes recoverable.................................................................        551     --
Other assets (Note 4).............................................................................      1,399      1,203
                                                                                                    ---------  ---------
                                                                                                    $  90,503  $  88,647
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Bank indebtedness (Note 6)......................................................................  $  --      $   2,213
  Accounts payable and accrued liabilities........................................................     29,222     29,715
  Income taxes payable............................................................................     --            503
  Current portion of long term debt (Note 7)......................................................        275     --
                                                                                                    ---------  ---------
                                                                                                       29,497     32,431

Long term debt (Note 7)...........................................................................      5,416     --
Deferred income taxes.............................................................................     --             73
                                                                                                    ---------  ---------
                                                                                                       34,913     32,504
                                                                                                    ---------  ---------
Shareholders' equity
  Share capital (Note 8)..........................................................................     30,694     30,694
  Retained earnings...............................................................................     24,896     25,449
                                                                                                    ---------  ---------
                                                                                                       55,590     56,143
                                                                                                    ---------  ---------
                                                                                                    $  90,503  $  88,647
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

CONTINGENCIES AND COMMITMENTS (NOTE 15)

Approved on behalf of the Board of Directors

(Signed) William D. Walsh                        (Signed) David J. Sharpless

DIRECTOR                                         DIRECTOR

                        CHAMPION ROAD MACHINERY LIMITED

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

       (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT EARNINGS PER SHARE DATA)

                                                                                           YEAR ENDED DECEMBER 31
                                                                                     ----------------------------------
                                                                                        1996        1995        1994
                                                                                     ----------  ----------  ----------

Net sales..........................................................................  $  200,003  $  225,741  $  176,335
Cost of sales (Note 9).............................................................     167,353     185,637     139,396
                                                                                     ----------  ----------  ----------
Gross profit.......................................................................      32,650      40,104      36,939

Selling, general and administrative (Note 10)......................................      28,048      24,920      21,761
Restructuring (Note 9).............................................................       1,300      --          --
                                                                                     ----------  ----------  ----------
Operating income...................................................................       3,302      15,184      15,178

Interest expense (income)
  Long term debt...................................................................         152      --             164
  Other............................................................................         247        (168)        160
                                                                                     ----------  ----------  ----------
Income before income taxes.........................................................       2,903      15,352      14,854

Income tax expense (recovery) (Note 12)
  Current..........................................................................       2,838       5,771       5,281
  Deferred.........................................................................      (1,614)         79         280
                                                                                     ----------  ----------  ----------
                                                                                          1,224       5,850       5,561
                                                                                     ----------  ----------  ----------
Net income.........................................................................  $    1,679  $    9,502  $    9,293
                                                                                     ----------  ----------  ----------
                                                                                     ----------  ----------  ----------
Retained earnings, beginning of year...............................................  $   25,449  $   18,069  $   11,932

Net income.........................................................................       1,679       9,502       9,293
Share issuance costs, net of tax recoveries (Note 8)...............................      --          --          (1,640)
Dividends..........................................................................      (2,232)     (2,122)     (1,516)
                                                                                     ----------  ----------  ----------
Retained earnings, end of year.....................................................  $   24,896  $   25,449  $   18,069
                                                                                     ----------  ----------  ----------
                                                                                     ----------  ----------  ----------
Earnings per share (Note 13)
  Basic............................................................................  $     0.15  $     0.85  $     0.90
                                                                                     ----------  ----------  ----------
                                                                                     ----------  ----------  ----------
  Fully diluted....................................................................  $     0.15  $     0.84  $     0.89
                                                                                     ----------  ----------  ----------
                                                                                     ----------  ----------  ----------

                        CHAMPION ROAD MACHINERY LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOW

                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                            YEAR ENDED DECEMBER 31
                                                                                      ----------------------------------
                                                                                         1996        1995        1994
                                                                                      ----------  ----------  ----------
Cash provided by (used in)
  OPERATIONS
  Net income........................................................................  $    1,679  $    9,502  $    9,293
  Add (deduct): Charges (credits) not involving cash
    Depreciation and amortization...................................................       3,375       3,240       2,543
    Gain on sale of property, plant and equipment...................................         (22)        (76)         (5)
    Deferred income taxes...........................................................      (1,614)         21         280
                                                                                      ----------  ----------  ----------
                                                                                           3,418      12,687      12,111
  Net change in non-cash working capital items (Note 14)............................       8,984      (1,469)    (24,198)
                                                                                      ----------  ----------  ----------
  Total from (used in) operations...................................................      12,402      11,218     (12,087)
                                                                                      ----------  ----------  ----------
  INVESTMENTS
  Business acquisitions (Note 5)....................................................      --          (5,020)       (365)
  Additions to property, plant and equipment........................................     (12,922)     (5,398)     (4,195)
  Proceeds from sale of property, plant and equipment...............................          32          95          98
                                                                                      ----------  ----------  ----------
                                                                                         (12,890)    (10,323)     (4,462)
                                                                                      ----------  ----------  ----------
  FINANCING
  Increase (repayment) of long-term debt............................................       5,416      --          (5,286)
  Issue of common shares (Note 8)...................................................      --              14      29,102
  Share issue costs (Note 8)........................................................      --          --          (2,523)
  Dividends.........................................................................      (2,232)     (2,122)     (1,516)
                                                                                      ----------  ----------  ----------
                                                                                           3,184      (2,108)     19,777
                                                                                      ----------  ----------  ----------
Net increase (decrease) in cash during the year.....................................       2,696      (1,213)      3,228

Bank indebtedness, beginning of year................................................      (2,213)     (1,000)     (4,228)
                                                                                      ----------  ----------  ----------
Cash balance (bank indebtedness), end of year.......................................  $      483  $   (2,213) $   (1,000)
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------

                        CHAMPION ROAD MACHINERY LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of Champion Road Machinery Limited have been prepared by management in accordance with Canadian generally accepted accounting principles. Significant accounting policies are summarized below:

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the operations of Champion Road Machinery Limited and its wholly-owned subsidiaries, Champion Road Machinery Sales Ltd. and Champion Road Machinery Inc. (collectively, the "Company").

    INVENTORIES

    Purchased materials are stated at the lower of cost and replacement cost. Work in process, manufactured materials, parts and equipment for resale and finished goods are stated at the lower of cost and net realizable value, with cost being determined on the first-in, first-out basis.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method at the following annual rates:

Buildings............................................................................................           5%
Property improvements................................................................................          10%
Machinery and equipment..............................................................................   10% to 30%

    Expenditures for maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

    INTANGIBLE ASSETS

    Goodwill is being amortized over twenty years on a straight-line basis. The costs of acquiring product design rights are amortized over ten years on a straight-line basis.

    RESEARCH AND DEVELOPMENT

    The Company incurs costs in research and development of new products. Research costs are expensed as incurred. Development costs are expensed unless they meet generally accepted criteria for deferral and amortization, which are stringently applied.

    REVENUE RECOGNITION

    Revenue is recognized when goods have been completed and are shipped, pursuant to a firm, irrevocable sales order for which normal payment terms have been arranged.

    WARRANTY COSTS

    Provision is made in the financial statements, at the time the products are sold, for the estimated cost of providing service and replacement parts during the term of warranty agreements.

    INCOME TAXES

    The deferral method is followed to provide for income taxes. Timing differences giving rise to deferred income taxes relate primarily to depreciation and amortization and provision for future warranty costs.

    Investment tax credits are recorded as a reduction of the related capital asset or research and development costs.

    FOREIGN CURRENCY TRANSLATION

    Transactions denominated in foreign currencies are recorded in Canadian dollars at exchange rates in effect at the related transaction dates. Monetary assets and liabilities denominated in foreign currencies are adjusted to reflect year end exchange rates at the balance sheet date, or at the hedge rates if effectively hedged by forward exchange contracts. The resulting exchange gains and losses are included

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in the determination of income. Non-monetary assets and liabilities denominated in foreign currencies are translated at historical rates of exchange.

    For integrated foreign operations current assets, current liabilities and long-term monetary assets and liabilities are translated at the rates in effect at the balance sheet date; whereas other assets and other liabilities are translated at rates prevailing at the respective transaction dates; revenues and expenses are translated at average rates prevailing during the year. Currency gains and losses are reflected in net income of the year.

    PENSION COSTS AND OBLIGATIONS

    DEFINED BENEFIT PLANS

    Pension costs for the defined benefit plans are determined each year using the projected benefit actuarial cost method and management's best estimate assumptions. Earnings are charged with the cost of benefits earned by employees as services are rendered. Adjustments arising from plan amendments, changes in actuarial assumptions, experience gains and losses, and any difference between the actuarial present value of accrued pension obligations and the market value of pension fund assets are amortized on a straight-line basis over the expected average remaining service lives of the employee group.

    DEFINED CONTRIBUTION PLAN

    Contributions under a defined contribution plan for management employees are expensed when payable.

    OTHER POSTEMPLOYMENT BENEFITS

    The Company provides group healthcare and other benefits to retired employees. The cost of providing benefits is charged to expense when incurred.

2.  INVENTORIES

                                                                                                     DECEMBER 31
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Purchased and manufactured materials...........................................................  $  15,393  $  13,378
Work in process................................................................................      3,361      3,167
Parts for resale...............................................................................      6,406      4,146
Finished goods.................................................................................     11,507     13,011
Used equipment for resale/rental...............................................................      4,755      4,307
                                                                                                 ---------  ---------
                                                                                                 $  41,422  $  38,009
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

3.  PROPERTY, PLANT AND EQUIPMENT

                                                                                          DECEMBER 31
                                                                       --------------------------------------------------
                                                                                       1996                      1995
                                                                       -------------------------------------  -----------
                                                                                   ACCUMULATED    NET BOOK     NET BOOK
                                                                         COST     DEPRECIATION      VALUE        VALUE
                                                                       ---------  -------------  -----------  -----------
Land.................................................................  $   1,645    $  --         $   1,645    $   1,222
Buildings & property improvements....................................     17,394        6,912        10,482        5,394
Machinery & equipment................................................     30,532       17,527        13,005        9,175
                                                                       ---------  -------------  -----------  -----------
                                                                       $  49,571    $  24,439     $  25,132    $  15,791
                                                                       ---------  -------------  -----------  -----------
                                                                       ---------  -------------  -----------  -----------

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

4.  OTHER ASSETS

                                                                                                     DECEMBER 31
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Goodwill (net of accumulated amortization of $136; 1995 -- $96)................................  $     474  $     514
Patents, trademarks, product design rights & other (net of accumulated amortization of $93;
 1995 -- $39)..................................................................................        925        689
                                                                                                 ---------  ---------
                                                                                                 $   1,399  $   1,203
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

5.  BUSINESS ACQUISITIONS

    1995

    In 1995, the Company acquired the Canadian assets of the Frink snow removal equipment business and the assets of the Ingersoll-Rand Company asphalt paving division. The details of the purchases are as follows:

  Working capital........................................................................................   $   2,755
  Manufacturing equipment................................................................................         617
  Land...................................................................................................         800
  Building...............................................................................................         300
  Patents, trademarks & design rights....................................................................         548
                                                                                                           -----------
Total consideration financed by cash.....................................................................   $   5,020
                                                                                                           -----------
                                                                                                           -----------

    1994

    In 1994, the Company acquired the design rights and inventory for a line of asphalt compaction equipment. :

Net assets acquired
  Working capital........................................................................................   $     185
  Product design rights and other........................................................................         180
                                                                                                                -----
Total consideration financed by cash.....................................................................   $     365
                                                                                                                -----
                                                                                                                -----

    The results of operations have been included in these financial statements from the dates of acquisition.

6.  BANK INDEBTEDNESS

    The Company has arranged a maximum operating credit line of $ 50 million, international dealer financing facilities of US$ 40 million, $ 6 million for commercial letters of credit and US$ 95 million with respect to forward exchange contracts.

    Collateral provided under the credit facilities includes pledging current assets and assignment of insurance. Under the terms of the lending agreement, the Company has agreed to certain covenants and restrictions and to the maintenance of specific financial ratios.

7.  LONG TERM DEBT

                                                                                                       DECEMBER 31
                                                                                                   --------------------
                                                                                                     1996       1995
                                                                                                   ---------  ---------
State of Pennsylvania Economic Development Revenue Bond, US$4,143 repayable on April 1, 2017;
 variable rate...................................................................................  $   5,691  $  --
Less: current portion............................................................................        275     --
                                                                                                   ---------  ---------
                                                                                                   $   5,416  $  --
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

    The interest rate at December 31, 1996 was 4.25%. The Bond is secured by a letter of credit. The Company is obligated to make sinking fund payments of US$200,000 for each of the next five years.

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

8.  SHARE CAPITAL

                                                                                                     DECEMBER 31
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Authorized
  Unlimited number of non-cumulative, non-voting, preference shares
  Unlimited number of common shares
Outstanding
  Nil preference shares........................................................................  $  --      $  --
  11,171,200 common shares.....................................................................     30,694     30,694
                                                                                                 ---------  ---------
                                                                                                 $  30,694  $  30,694
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Effective April 8, 1994, the articles of the Company were amended to subdivide the common shares on a 1.4:1 basis, to delete the existing class of non-cumulative preference shares and to create a new class of non-voting preference shares issuable in series. The Board of Directors will determine, before the issuance thereof, the number of preference shares of each series and their rights, restrictions and conditions.

    The Company issued 2,420,000 common shares for gross proceeds of $ 29,040,000 pursuant to a prospectus dated April 12, 1994. Commissions and other direct expenses relating to the share issue costs amounted to $ 2,523,000 before deferred tax recoveries of $ 883,000. These share issue costs, net of tax recoveries, were charged to retained earnings.

    During 1996, nil shares (1995 -- 1,200 shares) were issued from treasury upon the exercise of stock options.

9.  RESTRUCTURING & WRITE DOWN OF INVENTORY

    During December 1996, the Company decided to significantly downsize the Frink Snow and Ice control equipment product line and streamline the Pro-Pav paving equipment product offering. Accordingly, in 1996 a restructuring charge of $1.3 million was recorded to provide for staff reductions. Included in cost of sales is a further charge of $2.7 million to write down inventory for the reduction of product lines. On an after-tax basis earnings have been impacted by $2.5 million or $0.22 per share.

    At December 31, 1996, a balance of $924,000 for unpaid severance costs remains outstanding and is included in accounts payable and accrued liabilities.

10.  SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses include the following:

                                                                                                        YEAR ENDED
                                                                                                        DECEMBER 31
                                                                                              -------------------------------
                                                                                                1996       1995       1994
                                                                                              ---------  ---------  ---------
Research & development costs................................................................  $     793  $     755  $   1,129
                                                                                              ---------  ---------  ---------
                                                                                              ---------  ---------  ---------

11.  EMPLOYEE INCENTIVE PLANS

    PROFIT SHARING PLAN

    Under the Company profit sharing plan, employees are eligible to share a percentage of operating profit minus a 15% charge on average operating capital assets employed in the business. This plan is subject to annual review by the Board of Directors.

    DEFERRED PROFIT SHARING PLAN

    On April 12, 1994, the Board of Directors approved a deferred profit sharing plan. All full time employees of the Company and its subsidiaries who have been employed for at least one year (other than employees eligible to participate in the Company's employee stock option plan) are eligible to participate in such deferred profit sharing plan. At the beginning of each year, each employee may elect whether to have amounts allocated to the deferred profit sharing plan or to participate in the employees' profit sharing plan for that year. In the event that the employee elects to have amounts allocated to the deferred profit sharing plan, the Company will, pursuant to the

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

11.  EMPLOYEE INCENTIVE PLANS (CONTINUED)
    plan, make contributions on such employee's behalf to the plan. The plan will use such contributions primarily to purchase common shares of the Company in the open market.

    EMPLOYEE STOCK OPTION PLAN

    Effective April 12, 1994, the Company adopted an employee stock option plan. Under the terms of the plan, which is available only to directors and certain employees, options to purchase common shares may be granted at a price not less than the closing price of the common shares on a Canadian stock exchange on the day prior to the date the option is granted. Options will have a maximum term of six years from the date of grant. A maximum number of 550,000 common shares are issuable under the plan. As at December 31, 1996, 366,000 stock options (1995 -- 194,300 stock options) were issued and outstanding.

12.  INCOME TAXES

    The difference between the income tax provision recorded and the provision obtained by applying the Canadian federal and provincial income tax rates to income before income taxes is as follows:

                                                                                                   YEAR ENDED DECEMBER 31
                                                                                               -------------------------------
                                                                                                 1996       1995       1994
                                                                                                   %          %          %
                                                                                               ---------  ---------  ---------
Statutory income tax rate....................................................................       44.6       44.6       44.3
Manufacturing and processing profits deduction...............................................       (3.6)      (7.5)      (7.9)
Other........................................................................................        1.2        1.0        1.0
                                                                                               ---------  ---------  ---------
Effective income tax rate....................................................................       42.2       38.1       37.4
                                                                                               ---------  ---------  ---------
                                                                                               ---------  ---------  ---------

13.  EARNINGS PER SHARE

    Basic earnings per share have been calculated on the basis of net income divided by the weighted average number of common shares outstanding adjusted to reflect the subdivision of common shares on a 1.4:1 basis and the issuance of 2,420,000 common shares pursuant to the initial public offering in 1994.

    Fully diluted earnings per share give effect to the issuance of 366,000 stock options (1995 -- 194,300 and 1994 -- 91,000) under the employee stock option plan.

14.  NET CHANGE IN NON-CASH WORKING CAPITAL ITEMS

    The net change in non-cash working capital items consists of the following:

                                                                                           YEAR ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Decrease (increase) in current assets
  Accounts receivable................................................................  $  13,794  $   3,453  $ (19,377)
  Notes receivable...................................................................      1,510     (1,384)     1,246
  Inventories........................................................................     (3,413)    (9,122)    (5,672)
  Prepaid expenses...................................................................       (504)      (251)      (619)
  Income taxes recoverable...........................................................     (1,682)    --         --
                                                                                       ---------  ---------  ---------
                                                                                           9,705     (7,304)   (24,422)
                                                                                       ---------  ---------  ---------
Increase (decrease) in current liabilities
  Accounts payable & accrued liabilities.............................................       (493)     7,732      2,942
  Current portion of long term debt..................................................        275     --         (2,788)
  Income taxes payable...............................................................       (503)    (1,897)        70
                                                                                       ---------  ---------  ---------
                                                                                            (721)     5,835        224
                                                                                       ---------  ---------  ---------
                                                                                       $   8,984  $  (1,469) $ (24,198)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

15.  CONTINGENCIES AND COMMITMENTS

    (a) The Company's only foreign currency transactions are in U.S. dollars. The Company enters into forward exchange contracts with major financial institutions to protect against the risk that the eventual U.S. dollar net cash inflows will be adversely affected by changes in exchange rates. The Company purchases forward exchange contracts to hedge approximately two-thirds of its forecasted 12 month U.S. dollar exposure. At December 31, 1996, the Company had entered into forward exchange contracts totaling US$ 25,500,000 at rates ranging from 1.311 to 1.385 with maturities from January to December 1997. The Company does not hold or issue financial instruments for trading purposes.

    (b) The Company has issued letters of credit of $ 909,000 as at December 31, 1996 (1995 -- $ 1,559,000).

    (c) The aggregate minimum rental payments under various operating leases during the next five years are as follows:

YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------
1997............................................................     $      39
1998............................................................            32
1999............................................................            22
2000............................................................            --
2001............................................................            --

    (d) Under an agreement with Sequoia Associates (Note 17), the Company is committed to make annual payments of US$ 250,000 for the next two years.

16.  PENSION PLANS

    The Company's defined benefit pension plans were last valued at January 1, 1995 and the estimated aggregate pension plan deficit was as follows:

                                                                                                       DECEMBER 31
                                                                                                   --------------------
                                                                                                     1996       1995
                                                                                                   ---------  ---------
Pension fund assets, at estimated market.........................................................  $  10,895  $   8,859
Accrued pension benefits.........................................................................     13,302     12,888
                                                                                                   ---------  ---------
Deficit..........................................................................................  $  (2,407) $  (4,029)
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

17.  RELATED PARTY TRANSACTIONS

                                                                                                     YEAR ENDED DECEMBER 31
                                                                                                 -------------------------------
                                                                                                   1996       1995       1994
                                                                                                 ---------  ---------  ---------
Management fee and expenses....................................................................  $     371  $     400  $     408
                                                                                                 ---------  ---------  ---------

    The Company is party to a management services agreement with Sequoia Associates, a corporation controlled by certain directors, pursuant to which management fees and expense reimbursements are remitted monthly.

    The agreement is in the normal course of operations and fees are based on consideration established and agreed to by the related parties.

    At December 31, 1996 and 1995, no balance was due to related parties in respect of the above services.

                        CHAMPION ROAD MACHINERY LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

18.  SEGMENTED INFORMATION

    The Company's operations are primarily in Canada and the United States. The Company operates in one business segment, the design, manufacture and distribution of road machinery and related equipment.

    Financial information, by geographic location, for the Company's operations is as follows:

                                                                                       YEAR ENDED DECEMBER 31, 1996
                                                                                   ------------------------------------
                                                                                                UNITED
                                                                                    CANADA      STATES     CONSOLIDATED
                                                                                   ---------  -----------  ------------
External sales...................................................................  $ 181,592   $  18,411    $  200,003
Intersegment sales...............................................................     11,947       1,105        --
                                                                                   ---------  -----------  ------------
Total revenue....................................................................    193,539      19,516    $  200,003
                                                                                   ---------  -----------  ------------
Segment operating profit.........................................................      3,774        (472)        3,302
                                                                                   ---------  -----------  ------------
                                                                                   ---------  -----------
Interest expense.................................................................                                  399
Income taxes.....................................................................                                1,224
                                                                                                           ------------
Net income.......................................................................                           $    1,679
                                                                                   ---------  -----------  ------------
                                                                                                           ------------
Net identifiable assets..........................................................  $  66,321   $  24,182    $   90,503
                                                                                   ---------  -----------  ------------
                                                                                   ---------  -----------  ------------

                                                                                       YEAR ENDED DECEMBER 31, 1995
                                                                                   ------------------------------------
                                                                                                UNITED
                                                                                    CANADA      STATES     CONSOLIDATED
                                                                                   ---------  -----------  ------------
External sales...................................................................  $ 216,408   $   9,333    $  225,741
Intersegment sales...............................................................     18,112      --            --
                                                                                   ---------  -----------  ------------
Total revenue....................................................................    234,520       9,333    $  225,741
                                                                                   ---------  -----------  ------------
Segment operating profit.........................................................     14,115       1,269        15,184
                                                                                   ---------  -----------  ------------
                                                                                   ---------  -----------
Interest income..................................................................                                  168
Income taxes.....................................................................                                5,850
                                                                                                           ------------
Net income.......................................................................                           $    9,502
                                                                                   ---------  -----------  ------------
                                                                                                           ------------
Net identifiable assets..........................................................  $  76,926   $  11,721    $   88,647
                                                                                   ---------  -----------  ------------
                                                                                   ---------  -----------  ------------

    In 1994, business operations were located primarily in Canada.

    Transfers between geographic segments are accounted for at prices comparable to open market prices for similar products and services. Intersegment sales and profit in inventory are eliminated upon consolidation.

    Canadian operations include export sales as follows:

                                                                                           YEAR ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
United States........................................................................  $  69,142  $  70,605  $  53,613
Other................................................................................     40,147     67,116     52,758
                                                                                       ---------  ---------  ---------
Total export sales...................................................................  $ 109,289  $ 137,721  $ 106,371
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

19.  UNITED STATES ACCOUNTING PRINCIPLES

    The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which differ from United States GAAP.

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

19.  UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
    If presented in accordance with U.S. GAAP, the effect of these differences would be:

(A)  INCOME ADJUSTMENTS

                                                                                                 YEAR ENDED DECEMBER 31
                                                                                             -------------------------------
                                                                                               1996       1995       1994
                                                                                             ---------  ---------  ---------
                                                                                             (in $000s Cdn, except per share
                                                                                                          data)
Net income, as reported under Canadian GAAP................................................  $   1,679  $   9,502  $   9,293
Employee post-retirement benefits expense (i)..............................................        120         17       (197)
Compensation costs relating to share issue.................................................     --         --           (437)
Pension expense (ii).......................................................................     --         --            (84)
Income tax expense -- Difference in Canadian
GAAP.......................................................................................        (24)        11         54
U.S. taxes related to U.S.
GAAP income statement......................................................................        (48)       (10)       100
                                                                                             ---------  ---------  ---------
Net income, as adjusted to U.S. GAAP.......................................................  $   1,727  $   9,520  $   8,729
                                                                                             ---------  ---------  ---------
Earnings per share, as adjusted to U.S. GAAP...............................................  $    0.15  $    0.85  $    0.84
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------

(B)  BALANCE SHEET ADJUSTMENTS

    If presented in accordance with U.S. GAAP, the balance sheets as at the indicated dates would be adjusted as follows:

                                                                                               DECEMBER 31,
                                                                                ------------------------------------------
                                                                                        1996                  1995
                                                                                --------------------  --------------------
                                                                                CDN GAAP   U.S. GAAP  CDN GAAP   U.S. GAAP
                                                                                ---------  ---------  ---------  ---------
Current assets................................................................  $  63,421  $  63,421  $  71,653  $  71,653
Property, plant and equipment.................................................     25,132     25,132     15,791     15,791
Deferred income taxes (iii)...................................................        551        826     --            274
Other assets (ii).............................................................      1,399      3,902      1,203      5,198
                                                                                ---------  ---------  ---------  ---------
                                                                                $  90,503  $  93,281  $  88,647  $  92,916
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------
Current liabilities...........................................................  $  29,497  $  29,497  $  32,431  $  32,431
Pension and post-retirement accruals (i,ii)...................................     --          3,997     --          5,609
Long term debt................................................................      5,416      5,416     --         --
Deferred income taxes (iii)...................................................     --         --             73     --
Shareholders' equity (iv).....................................................     55,590     54,371     56,143     54,876
                                                                                ---------  ---------  ---------  ---------
                                                                                $  90,503  $  93,281  $  88,647  $  92,916
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------

    (i) In addition to providing pension benefits, the Company also provides health and life insurance benefits to its retirees. The Company's cost of providing these benefits is expensed when paid. Under U.S. GAAP, these costs are recognized evenly over the service life of employees.

    (ii) The Company has applied FAS 87, employers' accounting for pensions, effective January 1, 1993. The transition obligation of $1,613,000 is being amortized over seventeen years. An intangible asset is recognized for the unamortized pension costs under FAS 87.

    (iii) The Company follows the deferral method of accounting for income taxes. Under U.S. GAAP, the liability method is used. Under the liability method, deferred taxes are determined based on enacted tax laws and rates which are applied to the differences between the financial statement bases and tax bases of assets and liabilities.

                        CHAMPION ROAD MACHINERY LIMITED

                               DECEMBER 31, 1996

        (TABULAR DATA IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

19.  UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
    (iv) The shareholders' equity adjustment reflects the cumulative adjustments outlined above. Under Canadian GAAP, the share issue costs relating to the April, 1994 initial public offering, net of income taxes were charged to retained earnings. Under U.S. GAAP, the net share issue costs would be charged against the net proceeds of the share issue.

    (v) The Company follows APB 25 whereby the compensation cost for stock options is the excess, if any, of the market price of company shares at the grant date over the amount an employee must pay to acquire the stock.